UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 30, 2021 (November 24, 2021)

LATHAM GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40358	83-2797583
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

787 Watervliet Shaker Road Latham, NY 12110
(Address of principal executive offices) (Zip Code)

(800) 833-3800
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SWIM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On November 24, 2021, Latham Pool Products, Inc. ( “Latham Pool Products”), Latham International Manufacturing Corp. (“LIMC”) and certain subsidiaries of LIMC, each an indirect wholly-owned subsidiary of Latham Group, Inc. (the “Company”, “we”, “our” or “us”) entered into that certain Fifth Incremental Facility Amendment (the “Amendment”) with the lenders party thereto and Nomura Corporate Funding Americas, LLC, as administrative agent (in such capacity, the “Administrative Agent”) with respect to that certain Credit and Guaranty Agreement, dated as of December 18, 2018 (the “Original Credit Agreement” and as amended and in effect prior to the effectiveness of the Amendment, the “Existing Credit Agreement” and as amended by the Amendment, the “Amended Credit Agreement”), by and among Latham Pool Products, LIMC, certain subsidiaries of LIMC from time to time party thereto as guarantors, the Administrative Agent and the lenders from time to time party thereto.

Pursuant to the Amendment, the Existing Credit Agreement was amended to provide for incremental term loans in an aggregate principal amount of $50 million (the “Incremental Term Loans”), which were borrowed by Latham Pool Products on the Closing Date. The proceeds of the Incremental Term Loans, along with cash on hand, were used (i) to finance the acquisition of Trojan Leisure Products, LLC d/b/a Radiant Pools described below and (ii) to pay the fees and expenses incurred in connection with the acquisition and the Amendment.

The Incremental Term Loans will constitute a single class of term loans with the existing term loans under the Existing Credit Agreement (the “Existing Term Loans”), and will have terms identical to the Existing Term Loans, including with respect to, among other things, maturity, the interest rate and amortization. The other terms of the Existing Credit Agreement as previously disclosed remain unchanged.

Certain of the lenders and their affiliates have provided from time to time, and may continue to provide, investment banking, commercial banking, financial and other services to us for which we have paid, and intend to pay, customary fees.

The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the full and complete text of (i) the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and (ii) the Original Credit Agreement, the First Incremental Facility Amendment, dated as of May 29, 2019, the Second Incremental Facility Amendment, dated as of October 14, 2020, the Third Incremental Facility Amendment, dated as of January 25, 2021, and the Fourth Incremental Facility Amendment, dated as of March 31, 2021, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K, and, in each case of clauses (i) and (ii), which are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference under this Item 2.03.

Item 8.01	Other Events

On November 30, 2021, the Company issued a press release announcing that Latham Pool Products acquired all of the issued and outstanding equity interests of Trojan Leisure Products, LLC d/b/a Radiant Pools. The purchase price for the acquisition was $90 million in cash, subject to certain adjustments, including for working capital as compared to an agreed target, and certain indebtedness, cash and transaction expenses. Approximately $88 million was paid to the sellers at the closing and $0.9 million was placed in a third-party escrow in connection with the purchase price adjustment.

A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Fifth Incremental Facility Amendment, dated as of November 24, 2021, among Latham Pool Products, Inc., Latham International Manufacturing Corp., the other subsidiaries of Latham International Manufacturing Corp. party thereto, the lenders party thereto, and Nomura Corporate Funding Americas, LLC, as administrative agent.
10.2	Fourth Incremental Facility Amendment, dated as of March 31, 2021, among Latham Pool Products, Inc., Latham International Manufacturing Corp., the lenders party thereto, and Nomura Corporate Funding Americas, LLC, as administrative agent.
99.1	Press Release issued by Latham Group, Inc. on November 30, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Portions of this exhibit have been omitted pursuant to Item 601(a)(v) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2021

LATHAM GROUP, INC.

By:	/s/ Scott M. Rajeski
Name:	Scott M. Rajeski
Title:	Chief Executive Officer and President